EXHIBIT (J) UNDER FORM N-1A
                                              EXHIBIT 23 UNDER ITEM 601/REG. S-K




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. XX to the Registration Statement No. XX-XXX on Form N-1A of our report dated December 29, 2006, relating to the financial statements and financial highlights of the BBH International Equity Fund, BBH Tax Efficient Equity Fund, and BBH Inflation-Indexed Securities Fund (the "Funds") appearing in the annual report to Shareholders of the Funds for the year ended October 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.


February 28, 2007